Exhibit 99(e)

CLASS B UNITS CONVERSION AGREEMENT

This Class B Units Conversion Agreement (this “Agreement”), effective as of January 31, 2005, is entered into by and among InnSuites Hospitality Trust, an Ohio real estate investment trust (the “Company”), and the parties named on the signature pages hereof (the “Unit Holders”).

WHEREAS, James F. Wirth (“Wirth”) and his affiliates own all 4,467,938 outstanding Class B limited partnership units in RRF Limited Partnership, a Delaware limited partnership (the “Partnership”); and

WHEREAS, as a result of the prior approval of the shareholders and Board of Trustees of the Company, up to 1,000,000 of the outstanding Class B limited partnership units in the Partnership owned by Wirth and his affiliates (the “Units”) are convertible into a like number of newly-issued Shares of Beneficial Interest in the Company (the “Shares”); and

WHEREAS, the Company and the Unit Holders have agreed to provide for the conversion of 1,000,000 of the Units as provided herein.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

SECTION 1.                            ELECTION TO CONVERT.  In accordance with the terms hereof, and as a result of the prior approval of the shareholders and Board of Trustees of the Company, the Unit Holders hereby elect, and the Company hereby acknowledges that election, to convert 1,000,000 of the Units into 1,000,000 Shares (the “New Shares”) as set forth on Exhibit A.

SECTION 2.                            ISSUANCE OF SHARES.  As soon as practicable after the date hereof, the Company shall cause to be issued one or more share certificates representing the New Shares as set forth on Exhibit A.

SECTION 3.                            INVESTMENT REPRESENTATIONS.

3.1                                 No Distribution.  The Unit Holders are acquiring the New Shares for their own account, for investment, and not with an intention of selling the New Shares in connection with a distribution (as the term “distribution” is understood under the Securities Act of 1933, as amended (the “Securities Act”)).

3.2                                 No Registration.  The Unit Holders acknowledge that the New Shares have not been, and likely will not be, registered under the Securities Act, by reason of their issuance in a transaction exempt from the registration requirements of the Securities Act, or under any applicable blue sky or state securities law, and that they must be held indefinitely unless a subsequent disposition thereof is registered under the Securities Act or is exempt from registration.

3.3                                 Rule 144.  The Unit Holders understand that the exemption from registration afforded by Rule 144 promulgated under the Securities Act (the provisions of which are known to the Unit Holders) depends on the satisfaction of various conditions and that, if applicable, such Rule 144 may only afford the basis for sales under certain circumstances and only in limited amounts.

3.4                                 Additional Information.  The Unit Holders have had the opportunity to ask questions and receive answers concerning the terms and conditions of the New Shares obtained hereby, and to obtain any additional information that the Company possesses or could acquire, and have knowledge and experience in business and financial matters and with respect to investments in securities of companies as to enable the Unit Holders  to understand and evaluate the risks of an investment in the New Shares and to form an independent investment decision with respect thereto.

3.5                                 Accredited Investor.  The Unit Holders are “accredited investors,” as such term is defined in Rule 501 (the provisions of which are known to the Unit Holders) promulgated under the Securities Act.

SECTION 4.                            MISCELLANEOUS.

4.1                                 Further Assurances. Each party hereto agrees to furnish or cause to be furnished, to the other party such documents or further assurances, and to perform, or cause to be performed, such undertakings as the other party may reasonably request at any time in connection with this Agreement.

4.2                                 Severability.  If any provision of this Agreement shall be declared void or unenforceable by a judicial or administrative authority, the validity of any other provision and of the entire Agreement shall not be affected thereby.

4.3                                 Governing Law.  This Agreement shall be governed by, and construed in accordance with, the substantive laws of the State of Ohio, without reference to its conflict of laws rules.

4.4                                 Expenses.  Each of the parties will pay the fees and expenses incurred by it in connection with the preparation, execution, and delivery of this Agreement and the consummation of the transactions contemplated hereby.

4.5                                 Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument and shall become a binding agreement when one or more of the counterparts have been signed by each party.

4.6                                 Entire Agreement.  This Agreement constitutes the entire agreement among the parties and supersedes all prior understandings, agreements, arrangements, or representations by or among the parties, written or oral, that may have related in any manner to the subject matter hereof.

Signature page follows

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

INNSUITES HOSPITALITY TRUST an Ohio real estate investment trust

By:
Name:
Title:

James F. Wirth

Gail J. Wirth

INNTERNATIONAL SUITES CORP. an Arizona corporation

By:
Name:
Title:

Exhibit A

Name	No. of Units to be Converted
James F. Wirth and Gail J. Wirth	469,032
Innternational Suites Corp.	530,968